Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
NEWS RELEASE

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451

FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 14, 2008
LIBBEY INC. ANNOUNCES FOURTH QUARTER RESULTS
ALL-TIME RECORD QUARTERLY SALES OF $225.1 MILLION
•	Sales Increase 5.5 Percent for Quarter and 18.1 Percent for Full Year

•	International Sales Increase 31.9 Percent for the Quarter and 28.0 Percent for Full Year

•	Sales for Full Year Increase 6.6 Percent Over 2006 Pro Forma Sales (Giving Effect to Crisa Acquisition)

•	Cash Flow From Operations $35.8 Million in Fourth Quarter

•	Income From Operations of $20.5 Million in Fourth Quarter and $66.1 Million for Full Year

•	Reported Net Loss of $5.0 million in Fourth Quarter and $2.3 Million for Full Year

•	EBITDA of $35.1 Million for Fourth Quarter, $7.1 Million Better Than Upper End of Guidance

•	Full Year 2007 EBITDA of $116.5 Million
TOLEDO, OHIO, FEBRUARY 14, 2008—Libbey Inc. (NYSE: LBY) announced today that sales increased 5.5 percent to an all-time record $225.1 million in the fourth quarter of 2007 from $213.4 million in the prior year fourth quarter. Libbey reported a net loss of $5.0 million, or $0.34 per share, for the fourth quarter ended December 31, 2007, compared to a net loss of $8.5 million, or $0.60 per share, in the prior year quarter.
In the fourth quarter of 2007, Libbey recorded a non-cash tax charge of $15.3 million to establish a full valuation allowance against its net deferred tax assets in the United States. The valuation allowance does not reflect a change in the Company’s long-term financial outlook; it relates to the U.S. GAAP accounting requirements in situations where a company has a cumulative pre-tax loss in recent years. Excluding this non-cash charge of $15.3 million for the tax valuation allowance, net income would have been $10.3 million (see Table 4) and diluted earnings per share would have been $0.71 for the fourth quarter. The establishment of a valuation allowance has no impact on cash, and we expect to utilize our loss carry-forwards and other deferred tax assets when our U.S. operations generate future pre-tax profits.
Fourth Quarter Results
For the quarter-ended December 31, 2007, sales increased 5.5 percent to $225.1 million from $213.4 million in the year-ago quarter. Sales of the North American Glass segment were flat at $155.8 million versus $156.0 million in the fourth quarter of 2006 (see Table
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7). The sales results were attributable to approximately 5 percent growth of the sales of Crisa product, a 9.5 percent increase in shipments to U. S. and Canadian retail glassware customers and an approximately 5 percent reduction in sales to foodservice and industrial glassware customers. North American Other sales increased 8.6 percent, as shipments of Syracuse China products were up over 25 percent. Shipments to World Tableware and Traex customers were down less than 2 percent. International segment sales increased 31.9 percent as the result of increased shipments to customers of Royal Leerdam, Crisal and Libbey China and 10.8 percent favorable currency impact.
The Company reported income from operations of $20.5 million during the quarter, compared to income from operations of $9.5 million in the year-ago quarter. Income from operations, excluding special charges (see Table 2), was $12.8 million during the fourth quarter of 2006. Factors contributing to the increase in income from operations were higher sales, lower selling, general and administrative expenses and a litigation settlement of approximately $1.8 million.
Earnings before interest and taxes (EBIT) increased to $25.3 million from $8.5 million in the year-ago quarter as a result of the higher income from operations and other income of $4.7 million primarily related to a $4.3 million gain on the sale of land in the Netherlands. EBIT increased by $11.9 million to $15.7 million for North American Glass, primarily as a result of the improved income from operations. North American Other reported EBIT for the fourth quarter of 2007 of $4.4 million compared to $4.6 million in the year-ago quarter. The International segment reported improved EBIT of $5.2 million, compared to EBIT of $0.1 million in the fourth quarter of 2006, benefiting from the higher sales and margins at Royal Leerdam and a $4.3 million gain on the sale of land at Royal Leerdam.
Libbey reported that EBITDA increased to $35.1 million in the fourth quarter of 2007 compared to adjusted EBITDA, as detailed in Table 3, of $20.4 million in the year-ago quarter. Contributing to this increase was primarily the higher income from operations and gain on the sale of land as detailed above.
Interest expense decreased by $0.3 million to $16.9 million, compared to $17.2 million in the year-ago period, as the result of lower average revolving debt.
The effective tax rate increased to 159.6 percent for the quarter compared to 2.4 percent in the year-ago quarter. In the fourth quarter of 2007, Libbey recorded a non-cash tax charge of $15.3 million to establish a full valuation allowance against its net deferred tax assets in the United States. SFAS No. 109 requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. In making such judgments, significant weight is given to evidence that can be objectively verified. The Company’s current or previous losses are given more weight than its future outlook, and a recent historical cumulative loss is considered a significant factor that is difficult to overcome.
Libbey reported a net loss of $5.0 million, or $0.34 per share, for the fourth quarter ended December 31, 2007, compared to a net loss of $8.5 million, or $0.60 per share, in the
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prior year quarter. Excluding the non-cash charge of $15.3 million for the tax valuation allowance, net income would have been $10.3 million (see Table 4) and diluted earnings per share would have been $0.71 for the fourth quarter.
Twelve-Month Results
For the twelve months ended December 31, 2007, sales increased 18.1 percent, including a favorable currency impact of 1.4 percent, to $814.2 million from $689.5 million in 2006. North American Glass sales increased 19.3 percent to $568.5 million (see Table 7). The increase in sales was primarily attributable to the full year consolidation of the sales of Crisa and an increase of more than 11 percent in shipments to U.S. and Canadian retail glassware customers. North American Other sales increased 5.8 percent as shipments of World Tableware products increased 9.0 percent, shipments of Syracuse China products were up 5.0 percent and Traex sales increased less than 1 percent. International sales increased 28.0 percent to $136.7 million on the strength of increased shipments of both Royal Leerdam and Crisal products, the addition of shipments from Libbey China and favorable currency impact of 8.3 percent. On a pro forma basis, giving effect to the consolidation of Crisa as of January 1, 2006, as detailed in the attached Table 6, sales were up 6.6 percent.
Libbey reported income from operations of $66.1 million during 2007 compared to income from operations of $19.3 million for 2006. Income from operations margin of 8.1 percent for the full year 2007 was the highest percentage margin in five years. Adjusted income from operations, excluding special charges (see Table 2), was $37.8 million for the full year 2006. Primary contributors to the increase in income from operations were the consolidation of Crisa including the benefit of the capacity rationalization, higher overall sales and improved margins.
Earnings before interest and taxes (EBIT) increased to $74.9 million from $18.0 million in 2006. EBIT increased by $49.0 million to $54.5 million for North American Glass as a result of the full year consolidation of Crisa, higher sales and the benefits of the capacity rationalization at Crisa realized during 2007. The North American Other segment reported EBIT for 2007 of $15.7 million, compared to $9.4 million in 2006, as a result of higher sales, improved margins and the $1.1 million gain on the sale of land at Syracuse. The International segment also reported improved EBIT of $4.7 million compared to $3.2 million in 2006.
For the twelve months ended December 31, 2007, EBITDA was $116.5 million, a 61.7 percent increase over adjusted EBITDA, as detailed in Table 3 of $72.0 million during 2006. The additional EBITDA was primarily provided by the additional income from operations and other income explained above.
Interest expense increased $19.3 million compared to the year-ago period. Contributing to the increase in interest expense were higher debt and higher average interest rates resulting from the refinancing completed on June 16, 2006.
The effective tax rate increased to 125.7 percent for 2007 compared to 27.1 percent in 2006. In the fourth quarter of 2007, Libbey recorded a non-cash tax charge of $15.3
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million to establish a full valuation allowance against its net deferred tax assets in the United States. The valuation allowance does not reflect a change in the Company’s long-term financial outlook; it relates to the U. S. GAAP accounting requirements when a company has a cumulative pre-tax loss in recent years.
The Company recorded a net loss of $2.3 million, or $0.16 per diluted share for 2007, compared to a net loss of $20.9 million, or $1.47 per diluted share, in the year-ago period. The Company reported that its adjusted net income per diluted share for the full year 2007, as detailed in the attached Table 4, and excluding the tax valuation allowance of $15.3 million, was $0.90 per diluted share. This compares to adjusted diluted loss per share of $1.47 in 2006.
Cash Flow and Liquidity
Cash flow from operations in 2007 was $51.5 million as compared to $54.9 million in the year-ago period. Free cash flow, as detailed on Table 5, increased to $16.5 million from a use of cash of $97.2 million in 2006. Lower capital expenditures, the absence of an acquisition and related costs in 2007 and proceeds from asset sales all contributed to the improvement in 2007.
As of December 31, 2007, working capital, defined as inventories and accounts receivable less accounts payable, increased by $12.5 million from $188.4 million to $200.9 million compared to December 31, 2006, primarily as the result of the working capital investment at the new production facility in China and higher inventories in the United States and Portugal. Working capital as a percentage of net sales was 24.7 percent in 2007, which compares to working capital as a percentage of 2006 pro forma net sales (see Table 6) of 24.7 percent.
Libbey reported that it had available capacity of $89.7 million under its Asset Backed Loan (ABL) credit facility as of December 31, 2007. This compares to availability of $44.7 million at December 31, 2006.
Outlook for 2008
John F. Meier, chairman and chief executive officer, commenting on the quarter said, “We are extremely pleased with the strength of our fourth quarter and full year 2007 performance. We experienced increases in retail, foodservice, industrial and international glassware shipments during 2007. Sales to European glassware customers were robust. Crisa saw the benefits of the consolidation of their facilities.” He added, “We expect first quarter sales to be in the range of $185 million to $190 million, given the strength of our sales in the retail channel of distribution in North America and of our International operations during the fourth quarter of 2007. Earnings before interest, taxes, depreciation and amortization (EBITDA) are expected to be between $20 million and $22 million in the first quarter of 2008.”
Libbey also reported that it expects sales for 2008 to be in the range of $850 million to $870 million. Mr. Meier added, “With EBITDA expected to be in the range of $113
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million to $123 million for 2008, we are anticipating solid growth over 2007 EBITDA of $116.5 million which included $5.5 million in gains on the sale of excess land.”
Webcast Information
Libbey will hold a conference call for investors on Thursday, February 14, 2008, at 11 a.m. Eastern Standard Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?c=64169&p=irol-irhome. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2007. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. With respect to its expectations regarding the Crisa acquisition, these factors also include the ability of Vitro to supply necessary services to Crisa.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
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Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2007, Libbey Inc.’s net sales totaled $814.2 million.
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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)

	THREE MONTHS ENDED
	December 31, 2007	December 31, 2006
Net sales	$225,110	$213,361
Freight billed to customers	676	534

Total revenues	225,786	213,895

Cost of sales (1)	182,971	172,617

Gross profit	42,815	41,278

Selling, general and administrative expenses	22,296	28,055
Special charges (1)	—	3,747

Income from operations	20,519	9,476
Other income (expense)	4,733	(992)

Earnings before interest, income taxes and minority interest	25,252	8,484

Interest expense	16,939	17,234

Income (loss) before income taxes and minority interest	8,313	(8,750)

Provision (benefit) for income taxes	13,267	(212)

Net loss	$(4,954)	$(8,538)

Net loss per share:
Basic	$(0.34)	$(0.60)

Diluted	$(0.34)	$(0.60)

Weighted average shares:
Outstanding	14,553	14,311

Diluted	14,553	14,311

(1)	Refer to Table 1 for Special charges detail.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)

	TWELVE MONTHS ENDED
	December 31, 2007	December 31, 2006 (2)
Net sales	$814,160	$689,480
Freight billed to customers	2,207	2,921

Total revenues	816,367	692,401

Cost of sales (1)	658,698	569,237

Gross profit	157,669	123,164

Selling, general and administrative expenses	91,568	87,566
Special charges (1)	—	16,334

Income from operations	66,101	19,264
Equity income — pretax	—	1,986
Other income (expense)	8,778	(3,236)

Earnings before interest, income taxes and minority interest	74,879	18,014

Interest expense (1)	65,888	46,594

Income (loss) before income taxes and minority interest	8,991	(28,580)

Provision (benefit) for income taxes	11,298	(7,747)

Loss before minority interest	(2,307)	(20,833)

Minority interest	—	(66)

Net loss	$(2,307)	$(20,899)

Net loss per share:
Basic	$(0.16)	$(1.47)

Diluted	$(0.16)	$(1.47)

Weighted average shares:
Outstanding	14,472	14,182

Diluted	14,472	14,182

(1) (2)	Refer to Table 1 for Special charges detail.

Crisa results for January 1, 2006 through June 15, 2006 are reflected in equity earnings. Crisa results for June 16, 2006 through December 31, 2006 are included in the consolidated statement of operations above.

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2007	September 30, 2007	December 31, 2006
		(unaudited)
ASSETS

Cash	$36,539	$13,406	$41,766
Accounts receivable — net	93,333	108,993	96,783
Inventories — net	182,942	185,776	159,123
Other current assets	20,072	15,449	23,172

Total current assets	332,886	323,624	320,844

Other assets	33,246	45,190	38,674

Goodwill and purchased intangibles — net	208,091	207,829	206,372

Property, plant and equipment — net	324,889	320,440	312,241

Total assets	$899,112	$897,083	$878,131

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$622	$1,637	$226
Accounts payable	75,387	71,824	67,493
Accrued liabilities	68,318	81,839	76,301
Payable to Vitro	19,575	19,471	—
Pension liability (current portion)	1,883	1,389	1,389
Nonpension postretirement benefits (current portion)	3,528	3,252	3,252
Other current liabilities	11,199	7,508	4,132
Long-term debt due within one year	913	794	794

Total current liabilities	181,425	187,714	153,587

Long-term debt	495,099	489,311	490,212
Pension liability	71,709	75,372	77,174
Nonpension postretirement benefits	45,667	37,608	38,495
Payable to Vitro	—	—	19,673
Other liabilities	12,097	8,809	11,140

Total liabilities	805,997	798,814	790,281

Common stock, treasury stock, capital in excess of par value and warrants	196,281	178,408	174,141
Retained deficit	(60,689)	(38,750)	(40,282)
Accumulated other comprehensive loss	(42,477)	(41,389)	(46,009)

Total shareholders’ equity	93,115	98,269	87,850

Total liabilities and shareholders’ equity	$899,112	$897,083	$878,131

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)

	THREE MONTHS ENDED
	December 31, 2007	December 31, 2006
Operating activities
Net loss	$(4,954)	$(8,538)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,861	8,508
Gain on sale of assets	(3,655)	—
Change in accounts receivable	10,427	10,991
Change in inventories	3,037	9,809
Change in accounts payable	2,517	(2,486)
Special charges	(153)	1,164
Pension & nonpension postretirement	(256)	457
Provision for deferred tax valuation allowance	15,283	—
Income taxes	(3,945)	(14,016)
Other operating activities	7,618	17,445

Net cash provided by operating activities	35,780	23,334

Investing activities
Additions to property, plant and equipment	(11,129)	(19,041)
Business acquistion and related costs — net of cash	—	(439)
Proceeds from sale of assets and other	5,582	—

Net cash used in investing activities	(5,547)	(19,480)

Financing activities
Net (repayments) borrowings	(6,973)	1,847
Debt Financing fees and other	27	(1,603)
Dividends	(363)	(358)

Net cash used in financing activities	(7,309)	(114)

Effect of exchange rate fluctuations on cash	209	222

Increase in cash	23,133	3,962

Cash at beginning of period	13,406	37,804

Cash at end of period	$36,539	$41,766

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)

	TWELVE MONTHS ENDED
	December 31, 2007	December 31, 2006
Operating activities
Net loss	$(2,307)	$(20,899)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	41,572	35,720
Gain on sale of assets	(4,923)	—
Equity loss — net of tax	—	(1,493)
Change in accounts receivable	3,951	9,745
Change in inventories	(21,091)	7,131
Change in accounts payable	5,152	(425)
Special charges	(920)	20,023
Pension & nonpension postretirement	(3,061)	9,885
Provision for deferred tax valuation allowance	15,283	—
Income taxes	(5,012)	(30,995)
Other operating activities	22,813	26,166

Net cash provided by operating activities	51,457	54,858

Investing activities
Additions to property, plant and equipment	(43,121)	(73,598)
Business acquistion and related costs — net of cash	—	(78,434)
Proceeds from sale of assets and other	8,213	—

Net cash used in investing activities	(34,908)	(152,032)

Financing activities
Net (repayments) borrowings	(20,850)	152,513
Debt Financing fees and other	(111)	(15,798)
Dividends	(1,446)	(1,417)

Net cash (used in) provided by financing activities	(22,407)	135,298

Effect of exchange rate fluctuations on cash	631	400

(Decrease) increase in cash	(5,227)	38,524

Cash at beginning of year	41,766	3,242

Cash at end of year	$36,539	$41,766

Table 1
Summary of Special Charges
(Dollars in thousands)

	Three Months ended December 31,		Twelve Months ended December 31,
	2007	2006	2007	2006
Capacity realignment:
Fixed asset related	$—	$—	$—	$—
Gain on land sales	—	(359)	—	(359)
Employee termination costs & other	—	61	—	61

Included in Special charges	$—	$(298)	$—	$(298)

In August 2004, Libbey announced that it was realigning its production capacity in order to improve its cost structure. Pursuant to the plan, Libbey closed its manufacturing facility in City of Industry, California, in February 2005 and realigned production among its other glass manufacturing facilities.

Salary reduction program:
Employee termination costs & other	$—	$(70)	$—	$(70)

Included in Special charges	$—	$(70)	$—	$(70)

In June 2005, Libbey reduced its North American salaried workforce by ten percent in order to improve its overall cost profile.

Crisa restructuring:
Inventory write-down	$—	$(385)	$—	$2,158

Included in Cost of sales	—	(385)	—	2,158

Fixed asset related	—	4,115	—	16,702

Included in Special charges	—	4,115	—	16,702

Crisa restructuring	$—	$3,730	$—	$18,860

In June 2006, Libbey announced plans to consolidate Crisa’s two principal manufacturing facilities.

Write-off of finance fees:
Write-off of finance fees	$—	$—	$—	$4,906

Included in Interest expense	$—	$—	$—	$4,906

In June 2006, Libbey wrote off unamortized finance fees related to debt refinancing at Libbey and Crisa.

Total special charges	$—	$3,362	$—	$23,398

Special charges classifications as shown in the Condensed Consolidated Statement of Operations :

Cost of sales	$—	$(385)	$—	$2,158
Special charges	—	3,747	—	16,334
Interest expense	—	—	—	4,906

Total special charges	$—	$3,362	$—	$23,398

In accordance with the SEC’s Regulation G, the following tables 2, 3 , 4, 5 and 6 provide non-GAAP measures used in the earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management internally assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 2
Reconciliation of Non-GAAP Financial Measures for Special Charges
(Dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Income from operations	$20,519	$9,476	$66,101	$19,264

Special charges (excluding write-off of finance fees) — pre-tax	—	3,362	—	18,492

Adjusted income from operations	$20,519	$12,838	$66,101	$37,756

Table 3

Reconciliation of Net Income to Earnings Before Interest, Taxes,
Depreciation and Amortization (EBITDA) and Adjusted EBITDA
(Dollars in thousands)

	Three Months ended December 31,		Twelve Months ended December 31,
	2007	2006	2007	2006
Reported net loss	$(4,954)	$(8,538)	$(2,307)	$(20,899)

Add:
Interest expense	16,939	17,234	65,888	46,594
Provision (benefit) for income taxes	13,267	(212)	11,298	(7,747)
Depreciation and amortization (2006 adjusted for minority interest)	9,861	8,508	41,572	35,556

EBITDA	$35,113	$16,992	$116,451	$53,504

Add:
Special charges	—	3,362	—	18,492

Adjusted EBITDA	$35,113	$20,354	$116,451	$71,996

Table 4
Reconciliation of Non-GAAP Financial Measures for Tax Valuation Allowance
(Dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Adjusted net income (loss):
Reported net loss	$(4,954)	$(8,538)	$(2,307)	$(20,899)
Tax valuation allowance	15,283	—	15,283	—

Adjusted net income (loss)	$10,329	$(8,538)	$12,976	$(20,899)

Adjusted net income (loss) per diluted share:
Reported net loss	$(0.34)	$(0.60)	$(0.16)	$(1.47)
Tax valuation allowance	1.05	—	1.06	—

Adjusted net income (loss) per diluted share	$0.71	$(0.60)	$0.90	$(1.47)

Table 5

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(Dollars in thousands)

Net cash provided by operating activities	$35,780	$23,334	$51,457	$54,858
Capital expenditures	(11,129)	(19,041)	(43,121)	(73,598)
Acquisitions and related costs	—	(439)	—	(78,434)
Proceeds from asset sales and other	5,582	—	8,213	—

Free cash flow	$30,233	$3,854	$16,549	$(97,174)

Table 6
Summary Consolidated Pro-forma Results
(Dollars in thousands)
The following table presents the impact of the Crisa acquisition (closed on June 16, 2006) as if it occurred on January 1 of 2006.

Twelve months
ended
December 31, 2006
Libbey
Net sales	$600,295

Earnings (loss) before interest and tax (EBIT)	30,609

Add: special charges	(368)

Less: minority interest (5% for Crisal)	(66)

Adjusted EBIT	30,175

Pro forma adjustments:
Equity earnings	(1,986)

Libbey adjusted pro forma EBIT	28,189

Depreciation & amortization (adjusted for minority interest)	30,836

Libbey adjusted pro forma earnings before interest tax depreciation and amortization (EBITDA)	$59,025

Crisa
Net sales	$195,812

Earnings (loss) before interest and tax (EBIT)	(4,684)

Add: special charges	18,860

Adjusted EBIT	14,176

Pro forma adjustments:
Pension expense	2,638
Profit sharing expense	1,560
Vitro corporate tax	1,286
Rent expense	470
Other	(36)

Total Crisa pro forma adjustments	5,918

Crisa adjusted pro forma EBIT	20,094

Depreciation & amortization	10,970

Crisa adjusted pro forma earnings before interest tax depreciation and amortization (EBITDA)	$31,064

Net sales adjustments and eliminations	(32,554)

Libbey consolidated
Pro forma net sales	$763,553

Pro forma adjusted EBIT	$48,283

Pro forma adjusted EBITDA	$90,089

Table 7
Summary Business Segment information
(Dollars in thousands)

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2007	2006	2007	2006
Net sales:
North American Glass	$155,823	$156,027	$568,495	$476,696
North American Other	33,882	31,200	121,217	114,581
International	38,926	29,509	136,727	106,798
Eliminations	(3,521)	(3,375)	(12,279)	(8,595)

Consolidated net sales	$225,110	$213,361	$814,160	$689,480

Earnings (loss) before interest & taxes (EBIT):(1)
North American Glass	$15,690	$3,821	$54,492	$5,471
North American Other	4,377	4,560	15,670	9,382
International	5,185	103	4,717	3,161

Consolidated EBIT	$25,252	$8,484	$74,879	$18,014

Depreciation & Amortization:
North American Glass	$5,717	$5,097	$25,558	$22,102
North American Other	736	916	3,328	3,450
International	3,408	2,495	12,686	10,168

Consolidated depreciation & amortization	$9,861	$8,508	$41,572	$35,720

Reconciliation of EBIT to Net loss:
Segment EBIT	$25,252	$8,484	$74,879	$18,014
Interest Expense	(16,939)	(17,234)	(65,888)	(46,594)
Income Taxes	(13,267)	212	(11,298)	7,747
Minority Interest	—	—	—	(66)

Net loss	$(4,954)	$(8,538)	$(2,307)	$(20,899)

(1) EBIT includes the following special charges:
North American Glass	$—	$3,404	$—	$18,534
North American Other	—	(42)	—	(42)
International	—	—	—	—

Consolidated special charges	$—	$3,362	$—	$18,492

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.